Exhibit 10.1

THE RMR GROUP INC.

Summary of Director Compensation

The following is a summary of the currently effective compensation of the Directors of The RMR Group Inc. (the “Company”) for services as Directors, which is subject to modification at any time by the Board of Directors (the “Board”) or the Compensation Committee of the Board, as applicable:

•                  Each Independent Director receives an annual fee of $60,000 for services as a Director, plus a fee of $1,250 for each meeting attended. Up to two $1,250 fees are paid if a Board meeting and one or more Board committee meetings, or two or more Board committee meetings, are held on the same date. The annual fee for any new Independent Director is prorated for the initial year.

•                  Each Independent Director who serves as a committee chair of the Board’s Audit Committee, Compensation Committee or Nominating and Governance Committee receives an additional annual fee of $15,000, $10,000 and $10,000, respectively. The committee chair fee for any new Independent Director is prorated for the initial year.

•                  Each Director receives a grant of 2,500 of the Company’s shares of Class A common stock on the date of the first Board meeting following each annual meeting of shareholders (or, for Directors who are first elected or appointed at other times, on the day of the first Board meeting attended).

•                  All Directors are generally reimbursed for travel expenses incurred in connection with their duties as Directors and for out of pocket costs incurred in connection with their attending certain continuing education programs.